Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

SLM Corporation and its subsidiaries, predecessors, and affiliates (collectively “SLM”) and I, Raymond Quinlan, have reached the following understanding and agreement. In exchange for the Plan Benefits and other consideration listed below, I agree to comply fully with the terms of this Separation Agreement and Release (this “Agreement”). In exchange for my agreement, SLM agrees to provide me with the Plan Benefits and other consideration listed below, to which I am not otherwise entitled.

(1) Plan Benefits and Other Consideration:

(a) Resignation as Chairman and Chief Executive Officer: Effective as of the close of business on April 19, 2020 (the “Transition Date”), unless otherwise requested by SLM’s Board of Directors (the “Board”) in writing, subject to my consent which must be provided in writing, I hereby, automatically and without further action on my part or any other person or entity, resign as Chief Executive Officer of SLM and any subsidiary of SLM, including Sallie Mae Bank (the “Bank”), and all other offices and titles, boards of directors (or similar governing bodies), committees of such boards of directors (or similar governing bodies) and SLM’s committees and any other positions I may hold with SLM or any subsidiary of SLM, including the Bank, other than my role as expressly described in this Section (1)(a). I acknowledge that, following the Transition Date, I will remain an employee of SLM, serving as Chairman of the Board as well as the board of directors for the Bank, and I will continue serving as a director for SLM and the Bank, in each case through SLM’s annual meeting of the stockholders (“Annual Meeting”), currently scheduled for June 18, 2020 (the “Effective Date,” and the period between the Transition Date and the Effective Date, the “Transition Period”). I acknowledge and agree that, following the Transition Date, the senior most officer of SLM, including the Bank, will be the Chief Executive Officer and that, during the Transition Period, the scope of my responsibilities will relate to assisting the Chief Executive Officer and the Board with such requests as either deems appropriate in assisting in the transition of the Chief Executive Officer’s responsibilities. For the avoidance of doubt, (i) I will exercise such responsibilities to the extent requested by the Chief Executive Officer or the Board, and I will not exercise any such responsibilities in such a manner that runs counter to the authority or responsibilities of the Chief Executive Officer or the Board and (ii) in my capacity as Chairman of the Board and as a representative of SLM, I agree that I will not communicate with any investors, stockholders, financial advisers, analysts, regulators, customers, clients, business partners, the media or other third parties about SLM, including its and their business practices, products services, decisions, directors, officers, employees, agents, representatives and advisors, without the prior approval of the Chief Executive Officer or at the written direction of the Board, and I will not communicate with any employees, officers, directors, agents, representatives or advisors of SLM regarding this Agreement except with the prior approval of the Chief Executive Officer or at the written direction of the Board (except to the extent publicly disclosed by SLM). I acknowledge that, during the Transition Period, subject to the restrictions set forth in this Agreement, including this

Section (1)(a) and Section (6), I may communicate with such third parties regarding my tenure and accomplishments with SLM in connection with employment offers or directorship opportunities; provided that such communications, insofar as they pertain to SLM, will be limited to retrospective information about my tenure and accomplishments as Chief Executive Officer, and shall not include any prospective information, including recommendations for action, regarding SLM. I acknowledge and agree that, following the Annual Meeting, I will no longer serve as a director for SLM or the Bank or as Chairman of the Board or the board of directors of the Bank, and I will not be listed on the slate of candidates the Board presents to the stockholders in SLM Corporation’s Definitive Proxy Statement on Schedule 14A for election to the Board.
(b) Transition Bonus: In recognition of my efforts to assist SLM in its transition to a new Chief Executive Officer, SLM will pay me a bonus of $279,000, with such amount being equivalent to the individual component of my annual incentive bonus as measured under the SLM Executive Management Incentive Program (the “MIP”), with such individual component to be measured at maximum, prorated to reflect the six (6) months for which I will have been employed in 2020 (the “MIP Transition Bonus”); provided that the payment of the MIP Transition Bonus will be contingent on my executing and not revoking the Reaffirmation on or around the Effective Date, with such MIP Transition Bonus to be paid to me within thirty (30) days following the Effective Date.

(c) Consulting Period.

(i) Subject to my continued compliance with my obligations under this Agreement, and in consideration of the covenants set forth herein and the waiver and release set forth below, including the reaffirmation of such release at the conclusion of the Consulting Period (as defined below) by signing Schedule A (the “Reaffirmation”), I will be engaged as a consultant to SLM for a period beginning the day immediately following the Effective Date and ending on December 31, 2020 (the “Consulting End Date,” and the period between the Effective Date and the Consulting End Date, the “Consulting Period”), unless otherwise terminated by either me or SLM upon thirty (30) days’ written notice. My services hereunder during the Consulting Period will consist of such consulting and advisory services, and shall be provided at such times as may be requested from time to time by the Board, the Chief Executive Officer or any other executive officer of SLM; provided, however, that such services shall not be required for more than an average of twenty (20) hours per month. During the Consulting Period, I may perform such duties and responsibilities as may be required by the Board, the Chief Executive Officer or any other executive officer of SLM as a consultant from any location within the United States; provided that, in the event any such travel is required on behalf of SLM or the Bank, as requested by the Board or the Chief Executive Officer and upon providing me with reasonable notice of such request, SLM shall reimburse me for any reasonable travel and lodging expenses in connection with my travel. During the Consulting Period, I will not be treated as an employee of SLM or any of its subsidiaries or affiliates for any purposes, including, without limitation, for purposes of any past, present or future employee benefit plan, program or arrangement of SLM or any of its subsidiaries or affiliates, and I will not have any authority to bind SLM or any of its subsidiaries or affiliates in any way. My services hereunder during the Consulting

Period, if any, will be performed in the capacity of an independent contractor. Following the Consulting End Date, SLM will provide me with a Form 1099 reflecting any amounts earned as a consultant.

(ii) In connection with my services as a consultant during the Consulting Period, SLM will pay me an aggregate consulting fee of $465,000, with such amount to be paid in equal monthly installments from July 1, 2020 through December 31, 2020, to be paid in arrears (the “Consulting Fees”); provided that the payment of the final monthly Consulting Fee will be contingent on my executing and not revoking the Reaffirmation at the end of the Consulting Period.

(d) Plan Benefits: Unless I have revoked this Agreement pursuant to Section (8) below, and provided I execute and do not revoke the Reaffirmation following the Effective Date and remain in compliance with the terms of this Agreement and the SLM Corporation Executive Severance Plan for Senior Officers (the “Plan”) from the date of this Agreement through the Effective Date, SLM will pay me severance of approximately $5,514,900 (with such amount subject to change based on a potential increase or decrease to the Average Bonus, as provided for in further detail below) pursuant to the Plan which has been calculated in the following manner: (i) $4,817,400, which represents two (2) times the sum of (A) my base salary as of the Effective Date ($930,000) and (B) my Average Bonus (as such term is defined in the Plan) ($1,478,700); and (ii) $697,500, which represents my target bonus for 2020, prorated to reflect the six (6) months for which I will have been employed in 2020 (the “Plan Benefits”). The value of the Average Bonus is subject to change based on the relative achievement of SLM’s performance metrics through the Effective Date, with such Average Bonus to be measured as set forth in the Plan. The Plan Benefits will be paid in a lump sum no earlier than the Effective Date or the eighth (8th) calendar day after my execution of the Reaffirmation, and no later than the thirtieth (30th) calendar day after the Effective Date. In addition, unless I have revoked this Agreement pursuant to Section (8) or the Reaffirmation executed on or around the Effective Date, and provided I execute and do not revoke the same Reaffirmation following the Consulting End Date and remain in compliance with the terms of this Agreement during the Consulting Period, if my consulting services are terminated by SLM, except by reason of a termination for reasons that would qualify as “For Cause” (as such term is defined in the Plan) or by me for any reason, during the Consulting Period, I will receive any remaining Consulting Fees that I would have received between the date of such termination and the Consulting End Date. The Consulting Fees will be paid in a lump sum no earlier than the Consulting End Date or the eighth (8th) calendar day after my execution of the Reaffirmation, and no later than the thirtieth (30th) calendar day after the Consulting End Date. In the event SLM, through the Board or any committee of the Board, determines that, prior to the Effective Date, my employment with SLM should be terminated “For Cause,” or, during the Consulting Period, my consulting services should be terminated for any reason that would qualify as “For Cause,” the Board or such committee of the Board shall provide me written notice of such determination, and I will be permitted to submit additional information and present to the Board or such committee any facts demonstrating that no cause exists for a “For Cause” termination within fifteen (15) days of receipt of such written notice, and the Board or such committee shall exercise good faith in issuing a supplemental determination taking into consideration such information.
(e) Outstanding Equity Awards: I acknowledge that I may receive “retirement-eligible” treatment on my unvested equity awards. Attached as Exhibit A to this Agreement is a list of my outstanding unvested equity awards and original vesting dates, as of the date hereof. Each equity award set forth in Exhibit A has been granted pursuant to the SLM Corporation 2012 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), and has been evidenced by a term sheet and award agreement setting forth the terms and conditions of such equity award (the “Award Agreement”). I acknowledge that, in connection with this Agreement, my outstanding unvested equity awards set forth in Exhibit A will continue to be subject to the terms and conditions, including such vesting conditions, set forth in the applicable underlying Award Agreements. Whether I sign this Agreement or not, I understand that my rights to the equity awards and continued participation in the Omnibus Incentive Plan will be governed by the terms of the Omnibus Incentive Plan and the applicable Award Agreements.

(f) Rehiring: If I am rehired as an employee of SLM or any of its subsidiaries or affiliates within the twenty-four (24) month period following the Effective Date, I hereby agree to repay the Plan Benefits, divided by twenty-four (24) multiplied by the number of months remaining in the twenty-four (24) month period following the Effective Date, adjusted and reduced by the amount of taxes paid and withheld on that sum, within thirty (30) days after rehire, as a condition of rehire to SLM or any of its subsidiaries or affiliates.

(g) Medical/Dental/Vision Continuation: My current medical, dental, and vision coverage will continue through the end of the month of the Effective Date. Beginning on the first (1st) day of the month following the Effective Date, I will have the right to continue my current medical, dental, and vision coverage through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for up to 24 months following the Effective Date. Under the Plan, if I properly elect COBRA continuation coverage, SLM will pay the employer portion of the total cost of my medical, dental and vision insurance premiums during the 24-month period following the Effective Date, with such period being from July 1, 2020 through June 30, 2022; provided, however, that, if payment of such premiums would result in excise tax or other penalties imposed on SLM, a dollar amount equal to such premiums that SLM would have paid under this Section (1)(g) during the applicable payment period shall be paid to me, instead of such premium, as additional cash severance pay.

(h) Benefit Programs: Effective on the Effective Date, I waive future coverage and benefits under all SLM disability programs to the extent not then vested based on a claim accrued through the Effective Date, but this Agreement does not affect my eligibility for other SLM medical, dental, life insurance, retirement, and benefit plans. Whether I sign this Agreement or not, I understand that my rights and continued participation in those plans will be governed by their terms, and that I generally will become ineligible for them shortly after the Effective Date, after which I may be able to purchase continued coverage under certain of such plans. I understand that, except for the benefits that may be due under the 401(k) plans, deferred compensation, equity or pension plans to which I may be entitled under SLM’s standard employee benefit plans for similarly situated employees and executives, I will not receive any other wage, paid time off, or other similar payments from SLM or any of the entities discussed in Section (2).

(i) Subject to any earlier payment provisions set forth above, and except for the benefits and payments described in Sections (1)(g) (Medical/Dental/Vision Continuation) and (1)(h) (Benefit Programs), all payments or reimbursements described in this Section (1) shall be paid to me on or before the eighth (8th) calendar day and no later than the twenty-first (21st) calendar day after my signature on this Agreement.

(j)Section 409A: I acknowledge and agree that, as a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code), a portion of the payments and/or benefits that I may receive under this Agreement may be subject to an additional tax under Section 409A(a)(1)(B) of the Code unless the commencement of such payments and/or benefits will be delayed until the earlier of (x) the date that is six months following the Effective Date or (y) the date of my death (in each case, the “Distribution Date”).

(2.) Release: In consideration of the Plan Benefits described above, I agree to release SLM, and all of its subsidiaries, affiliates, predecessors, successors, and all related companies, and all of its former and current officers, employees, directors, agents, representatives, advisors and employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs) of any of them (collectively “Released Parties”) from all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which I now have or may have had through the date I sign this Agreement, except claims that the law does not permit me to waive by signing this Agreement. For example, I am releasing all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (“ADEA”), the Worker Adjustment and Retraining Notification Act of 1988 (including any state or local law equivalents), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the National Labor Relations Act, the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act, the Genetic Information Non-Discrimination Act (“GINA”) of 2008, the Employee Retirement Income Security Act of 1974 (“ERISA”), individual relief under the Sarbanes-Oxley Act of 2002, or individual relief under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or the American Recovery and Reinvestment Act of 2009, and any other federal, state or local laws. I further waive any right to payment of attorneys’ fees, which I may have incurred. It is understood and agreed that, by entering into this Agreement, SLM does not admit any violation of law or any violation of my rights as an employee; SLM has entered into this Agreement solely in the interest of resolving finally all claims and issues relating to my employment and separation.

SLM and I, the Parties (“Parties”), expressly agree however, that nothing in this Agreement shall preclude my participation as a member of a class in any suit or regulatory action brought against the Released Parties arising out of or relating to any alleged securities violations or diminution in the value of SLM securities. SLM agrees that the release under this Section (2) shall not cover, and I reserve and do not waive, my rights, directly or indirectly, to

(a) seek further indemnification and/or contribution under the By-Laws of SLM or under any policy of directors and officers insurance of SLM, as may be in effect from time to time subject to the conditions set forth herein, or (b) enforce my rights under this Agreement, including any Award Agreement as referenced herein. SLM hereby reaffirms that I am entitled to indemnification through and after the Effective Date for actions taken in my capacity as an officer of SLM Corporation or applicable SLM Corporation subsidiaries under the By-Laws of the applicable subsidiary or SLM (subject to the provisions of the By-Laws, which limit indemnity in certain circumstances), and that my right to indemnification shall at all times remain equivalent to the indemnification provided to other executive officers of SLM.

(3.) Covenant Not to Sue: I agree not to sue the Released Parties with respect to any claims, demands, liabilities or obligations released by this Agreement. The Parties agree, however, that nothing contained in this covenant not to sue or elsewhere in this Agreement shall:

(a) prevent me from challenging, under the Older Workers Benefits Protection Act (29 U.S.C. § 626), the knowing and voluntary nature of my release of any age claims in this Agreement before a court, the Equal Employment Opportunity Commission (“EEOC”), or any other federal, state, or local agency;

(b) prevent me from enforcing any future claims or rights that arise under the ADEA after I have signed this Agreement; or

(c) prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) filing a charge, initiating, making disclosures, testifying in, providing information to, or assisting in an investigation or proceeding brought by or to any governmental or regulatory body or official, or in any judicial or administrative action; (iii) making disclosures that are required or protected under the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, and any other law, rule or regulation, subject to the jurisdiction of the Securities and Exchange Commission; or (iv) from testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal or state employment law or any federal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

Except with respect to the proviso in Section (2) regarding alleged securities violations and notwithstanding anything to the contrary in this paragraph, I hereby waive and release any right to receive any personal relief (for example, money) as a result of any investigation or proceeding of the U.S. Department of Labor, EEOC, U.S. Department of Education, OIG, Securities and Exchange Commission, Consumer Financial Protection Bureau, or any federal, state, or local government agency or court. Further, with my waiver and release of claims in this Agreement, I specifically assign to the Released Parties my right to any recovery arising from any such investigation or proceeding.

(4.) Additional Representations and Promises: I further acknowledge and agree that:
(a) To the extent any payments owed to me under this Agreement, including the Plan Benefits, are subject to any withholding taxes or deductions, SLM is authorized to make any such withholdings or deductions as required by law, and I will not be eligible for any additional payments in relation to such withholdings or deductions.

(b) I will return all SLM and Released Parties’ property in my possession or control to them, except I may retain copies of employment and compensation-related documents.

(c) Other than previously reported to SLM’s General Counsel, Deputy General Counsel, or the Board, I hereby represent and warrant that I have not reported any illegal or potentially illegal conduct or activities to any supervisor, manager, department head, human resources representative, director, officer, agent or any other representative of SLM, any member of the legal or compliance departments, or to the Code of Business Conduct hotline and have no knowledge of any such illegal or potentially illegal conduct or activities. I have disclosed to SLM any information I have concerning any conduct involving SLM that I have reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation SLM undertakes into matters occurring during my employment with SLM other than claims that I have in which I am a party in an action against SLM. I understand that nothing in this Agreement prevents me from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against SLM.

(d) I understand that SLM in the future may change employee benefits or pay, provided such changes shall not impact the terms of any benefits or compensation provided herein.

(e) I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported all hours that I have worked and I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that SLM or any Released Party should have paid me in the past, other than with respect to any benefit plan terminations or distributions authorized (whether contingent or not) as of the Effective Date.

(f) I intentionally am releasing claims that I do not know I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims that I am releasing.

(g) If I initially did not think any representation I am making in this Agreement was true, or if I initially was uncomfortable making it, I resolved all my concerns before signing this Agreement. I have carefully read this Agreement, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. SLM would not have signed this Agreement but for my promises and representations.

(5.) Arbitration of Disputes: Except with respect to the proviso in Section (2) concerning securities litigation, SLM and I agree to resolve any disputes we may have with each other through final and binding arbitration. For example, I am agreeing to arbitrate any dispute about the validity of this Agreement, any claims regarding a breach or violation of this Agreement or any discrimination claim, which means that an arbitrator and not a court of law will decide issues of arbitrability and of liability with respect to any claim I or SLM may bring; provided, however, that either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of competent jurisdiction to protect common law or contractual trade secret or confidential information rights and to enforce or defend against claims that I violated the post-employment restrictions in Section (6). I also agree to resolve through final and binding arbitration any disputes I have with SLM, its affiliates, or any current or former officers, employees or directors who elects to arbitrate those disputes under this subsection. Arbitrations shall be conducted by JAMS (also known as Judicial Arbitration & Mediation Services) in accordance with its employment dispute resolution rules. This Agreement to arbitrate does not apply to government agency proceedings, but does apply to any lawsuit I might bring, including but not limited to any lawsuit related to a government agency proceeding. By agreeing to this Agreement, I understand that I am waiving my right to a jury trial.

(6.) Confidentiality, Intellectual Property, Non-Competition, and Non-Solicitation: In consideration of the Plan Benefits, I agree as follows:

(a) I shall not, directly or indirectly, provide Competing Services (as defined herein) for any person, trade or business that engages in a Competing Business (as defined herein) with SLM or its subsidiaries or affiliates during the Transition Period, Consulting Period or for a period of twenty-four (24) months after the Effective Date (together, the “Restricted Period”). For the purposes of this Section (6), “Competing Services” means owning, managing, operating, financing, working, consulting, advising, representing, or providing the same or similar services with or without compensation in any capacity as those I provided to SLM within the last two (2) years of my employment, including any role as director and/or executive officer, to any Competing Business. “Competing Business” means any person, trade or business, including any business unit of such person, trade or business, engaged in the origination, servicing, marketing, underwriting and/or sale/purchase of private education loans; provided that “Competing Business” will not include any company engaged in the business of providing banking or financial services, even if such company offers the origination, servicing, marketing, underwriting and/or sale/purchase of private education loans among its financial services, if, in the course of my duties with such company, I do not provide any Competing Services to the company in any relation to the origination, servicing, marketing, underwriting and/or sale/purchase of private education loans.

(b) At all times during my employment or after the Effective Date, except as required or permitted by statute, regulation or court order, or pursuant to written consent given by SLM’s General Counsel, I agree not to disclose to anyone any of the information or materials that are proprietary or trade secrets of SLM or are otherwise confidential. This may include, but is not limited to, know-how, technical data, processes, techniques, developments, inventions, research projects, new products, plans for future developments, responses to “Requests for Proposals,” “Letters of Understanding,” negotiations for new business ventures or strategic alliances, litigation and potential litigation matters, computer code and/or design of proprietary loan systems, personnel records and salary information, information about costs, profits, markets, sales, and lists of customers, potential customers and/or employees. This list is merely illustrative and proprietary or confidential information is not limited to these illustrations. I agree that all written and computer stored materials (including correspondence, memoranda, manuals, notes, and notebooks) which had been in my possession from time to time (whether or not written or prepared by me) embodying confidential information should be and remains SLM’s sole property and I will use all reasonable precautions to assure that all such written and computer stored materials are properly protected and kept from unauthorized persons. I further agree to deliver same, including all copies, promptly to SLM upon the Effective Date. In the event that I am unsure whether certain material or information is confidential, I agree to consult SLM’s General Counsel for resolution and agree to be bound by his or her decision. I acknowledge that information that becomes public other than through my unauthorized disclosure in breach of this Agreement, SLM’s policies relating to confidential information or any other agreements, arrangements or plans under which I am subject to during my employment with SLM, including the Restrictive Covenant Agreement, shall not be considered “confidential.”

Notwithstanding the foregoing, nothing in this Agreement or otherwise limits my ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a “Government Agency”) regarding possible legal violations, without disclosure to SLM. SLM may not retaliate against me for any of these activities, and nothing in this Agreement requires me to waive any monetary award or other relief that I might become entitled to from the SEC or any other Government Agency.

Pursuant to the Defend Trade Secrets Act of 2016, SLM and I acknowledge and agree that I shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if I file a lawsuit for retaliation by SLM for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

(c) I agree that, during the Restricted Period, I shall not solicit or encourage any employee with whom I communicated within the last year of my employment to leave the employ of SLM, or hire any such employees. Notwithstanding the foregoing, I will not be deemed to have breached this Agreement if an individual responds to general solicitations in publications or on websites, or through the use of search firms by any person, trade or business to which I become affiliated, so long as such general solicitations or search firm activities are not targeted specifically at any current or former employees of SLM, and, through no direct or indirect action by me, is hired by the person, trade or business with which I had become affiliated. Further, during the Restricted Period, I shall not, directly or indirectly, contact or accept business in relation to the Competing Business that SLM could otherwise perform from any of SLM’s customers or prospective customers with whom I communicated within the last two (2) years of my employment.

(d) I further agree not to disparage, place in a false or negative light or criticize, or make any false statements that may damage the reputation of, orally or in writing, SLM, its business practices, products, policies, services, decisions, directors, officers, employees, agents, representatives, advisors or any other entity or person covered by this Agreement. SLM agrees that, on or about the Effective Date, it will provide a direction to its Board, its “officers” (as such term is defined by Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”)), and any individuals who directly report to the Chief Executive Officer of SLM, not to disparage, place in a false or negative light or criticize, orally or in writing, me to any person or in any way; provided, however, that the Board and the Section 16 Officers may respond accurately and fully to any question, inquiry, or request for information when required by legal process or in response to a governmental inquiry; provided, further, that SLM’s internal deliberations, including meetings and communications of the Board (including any committee or subcommittee of the Board), the Section 16 Officers or any other executives, employees, consultants or agents shall not be subject to this provision, so long as such deliberations are not provided to third parties and are maintained in a confidential manner.

(e) I agree that all Inventions (“Inventions”) (which herein shall be deemed to include improvements, ideas or discoveries, whether patentable or not and whether reduced to practice or not, all copyright and copyrightable materials, and all other intellectual property or proprietary rights) conceived of or made, produced or written by me alone or with others, whether or not during usual business hours, during the period of my employment by SLM, belong to SLM, unless specifically disclaimed by SLM, provided such Inventions grew out of my work with SLM or are related in any manner to the business actually engaged in or actively anticipated during my employment at SLM (i.e., if I invented a new lawn mower, SLM shall not own such invention because the invention did not grow out of my work with SLM and it is not related to SLM’s actual or anticipated business). I hereby agree that all Inventions, patents and copyrights covered by this Agreement are the sole property of SLM and SLM is free to use them in any way in its best interest. For instance, but without limitation, the rights enjoyed by SLM hereunder may be assigned, licensed or sold without my consent at any time to any successor-in-interest of SLM, or to any parent, sister corporation, affiliate or subsidiary of SLM or any third party. SLM and its licensees, successors, and assigns (direct or indirect) are not required to designate me as an author of any Invention which is subject to this Paragraph (6)(e), when it is distributed, publicly or otherwise, or to secure my permission to change or otherwise alter its integrity. I further agree that I will sign and deliver promptly to SLM written instruments and give testimony or furnish other data as may be necessary or proper in the opinion of SLM to obtain, maintain and enforce patents and/or copyrights or assignments thereof (as applicable) for such Inventions in the United States and all foreign countries. I acknowledge and agree that with respect to any and all Inventions which are subject to this Paragraph (6)(e) of this Agreement that qualify as a “work made for hire” as defined in 17 U.S.C. § 101 or otherwise pursuant to applicable law, such Invention is and will be deemed a “work made for hire” for the purposes of 17 U.S.C. § 101 and applicable law. To the extent that sole and exclusive title and/or ownership rights may not have originally vested in SLM as contemplated herein with respect to any such Invention, I hereby irrevocably and unconditionally assign, sell, transfer, and release to

SLM all my right, title and interest in and to each and every Invention (and improvements therein and thereto) which is subject to this Paragraph (6)(e) of this Agreement. These obligations shall continue indefinitely with respect to such Inventions.

(f) I expressly agree that the markets served by SLM extend nationally, are not dependent on the geographic location of the personnel or the businesses by which they are employed and that the restrictions set forth in this Section (6) have been designed to be reasonable, are no greater than are required for the protection of SLM and do not prevent me from earning a livelihood by working in positions that do not compete with SLM. In the event that a court or arbitrator shall determine that any provision of the Agreement is unenforceable, the Parties shall request that the court or arbitrator construe this Agreement in such a fashion as to render it enforceable and to revise time, geographic and functional limits to those minimum limits that the court or arbitrator believes are reasonable to protect either SLM’s interests or my interests. I acknowledge and agree that this covenant has unique, substantial and immeasurable value to SLM, that I have sufficient skills to provide a livelihood for me while this covenant remains in force, and that this covenant will not interfere with my ability to work consistent with my experience, training, and education. To enable SLM to monitor compliance with the obligations imposed by this Agreement, I further agree to inform in writing Sallie Mae’s Senior Vice President, Human Resources of the identity of my subsequent employer(s) and my prospective job title and responsibilities prior to beginning employment. I agree that this notice requirement shall remain in effect during the Restricted Period.

(g) In the event that the Board or its successor reasonably determines that I have violated any of the post-employment restrictions of the Agreement or if a court at my request determines that all or a substantial part of such restrictions are held to be unenforceable, I will return to SLM all payments made under the Plan Benefits and the Consulting Fees. The illegality, unenforceability, or ineffectiveness of any provision of this Section (6) shall not affect the legality, enforceability, or effectiveness of any other provision of this Agreement. I may disclose my SLM restrictive covenants to perspective employers and agree that SLM may provide a copy of this Agreement to my prospective or future employers.

(7.) Review Period: I hereby acknowledge (a) that I received a copy of this Agreement on or about March 25, 2020; (b) that I was offered a period of twenty-one (21) calendar days to review and consider it; (c) that I understand I could use as much of the twenty-one (21) calendar day period as I wish prior to signing; and (d) that I was strongly encouraged to consult with an attorney in writing before signing this Agreement, and understood whether or not to do so was my decision.

(8.) Revocation of Claims: I understand that I may revoke the waiver of ADEA claims made in this Agreement within seven (7) days of my signing. My waiver and release of claims under ADEA shall not be effective or enforceable. Revocation of claims can be made by delivering a written notice of revocation to the Chief Human Resources Officer, with a copy to the General Counsel, at the following address: Sallie Mae, Inc., 300 Continental Drive, Newark, DE 19713.

(9.) I acknowledge that I have read and understand all of the provisions of this Agreement. This Agreement represents the entire agreement between the Parties concerning the subject matter hereof and shall not be altered, amended, modified, or otherwise changed except by a writing executed by both Parties. I understand and agree that this Agreement, if not timely revoked pursuant to Section (8), is final and binding when executed by me. I sign this document freely, knowingly and voluntarily. I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction or by an arbitrator to be unenforceable or contrary to law, the remainder of that provision and the remaining provisions of this Agreement will remain in full force and effect to the maximum extent permitted by applicable law. This Agreement is governed by federal laws and the laws of the State of Delaware.

(10.) In addition, in consideration of the Plan Benefits and other consideration described above, I further agree to cooperate with SLM, its affiliates, and its legal counsel in any legal proceedings currently pending or brought in the future against SLM, including, but not limited to: (a) participation as a witness; (b) drafting, producing, and reviewing documents; (c) assisting with interviews, depositions, discovery, hearings, and trial; and (d) contacting SLM. In the event I am requested, with reasonable notice, to travel as part of this litigation cooperation, SLM agrees to pay my reasonable out-of-pocket expenses.

Before you sign this Agreement, please take it home, read through each section and carefully consider it. SLM recommends that you discuss it with your personal attorney (any personal attorney fees are not covered under the terms of this Agreement). You have up to twenty-one (21) calendar days to consider this Agreement. By signing this Agreement, you will be waiving any claims whether known or unknown.

________/s/ Raymond Quinlan______________ _____4/4/20_________________________
Name: Raymond Quinlan Date

_______/s/ William N. Shiebler______________ ______4/9/20________________________
Name: William N. Shiebler Date
Chair, Nominations, Governance and Compensation Committee
SLM Corporation